EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams Chairman, President and CEO SkyFinancial Group, Inc. (419) 327-6300

Sky Financial Group Announces the Completion of its Acquisition of Metropolitan Financial Corp.

April 30, 2003 (Bowling Green, Ohio; NASDAQ: SKYF) Sky Financial Group, Inc. today announced the completion of its acquisition of Metropolitan Financial Corp., Highland Hills, Ohio and its wholly-owned subsidiary, Metropolitan Bank and Trust Company.

The acquisition will give Sky an additional $1.3 billion in assets and 24 full-service offices in the greater Cleveland market. The offices will be merged into Sky Financial’s subsidiary Sky Bank at the close of business on May 16, 2003, at which time Metropolitan Bank will convert to Sky Bank’s name, products and operating systems.

The Cleveland area financial centers will form the eighth operating region of Sky Bank. This is in line with Sky’s regional strategy that provides local autonomy to the management and staff of the region. It allows Sky employees to make important decisions close to the client. Richard Hollington III, newly appointed regional president and native Clevelander, will lead Sky Bank’s Greater Cleveland Region going forward.

“The addition of 24 offices in the Cleveland area represents another significant step in our strategy to expand into metropolitan markets,” stated Marty E. Adams, Sky Financial Group’s Chairman, President and CEO. “This acquisition, combined with our recent acquisition in the Pittsburgh market, gives Sky a significant presence in two major metropolitan areas.”

Under the terms of the merger agreement, shareholders of Metropolitan could elect to receive, subject to adjustment, cash at the rate of $4.70 for each Metropolitan share exchanged, shares of Sky Financial common stock at a fixed exchange ratio of .2554 shares of Sky Financial for each share of Metropolitan exchanged, or a combination of cash and Sky Financial shares. In the aggregate, 70 percent of the Metropolitan shares will be exchanged for Sky Financial common stock under the election process, and the remaining 30 percent will be exchanged for cash. In addition, Sky Financial will make a cash payment of $0.1204 per Metropolitan share independent of the election process, as a purchase price adjustment under the terms of the merger agreement. Metropolitan shareholders who made an all cash or mixed election will receive the form of consideration they elected. Shareholders who made an all-stock election will receive approximately 78% stock and 22% cash.

About Sky Financial Group, Inc.

Sky Financial Group is a $12.7 billion diversified financial holding company headquartered in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest bank holding companies in the nation. The company operates over 250 financial centers and over 250 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. Sky’s related financial service affiliates include: Sky Bank and Metropolitan Bank and Trust, commercial and retail banking; Sky Trust, an asset management organization; Sky Financial Solutions, specialized healthcare financing; Sky Access, Internet services; and Sky Insurance and Meyer & Eckenrode Insurance Group, retail and commercial insurance. Sky is located on the web at www.skyfi.com.

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